Exhibit 4.16
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 13, 2020, Iron Mountain Incorporated (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”), shares of common stock, $0.01 par value per share (“common stock”). The following summarizes the material terms of the Company’s common stock as set forth in the Company’s Certificate of Incorporation (the “Charter”) and its Bylaws (the “Bylaws”). The Company believes that the following description covers the material terms of Company’s common stock, but the following summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to applicable Delaware law and to the Charter and Bylaws.

Authorized Capital

The Charter authorizes the Company to issue up to 410,000,000 shares of stock, consisting of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable. Under Delaware General Corporation Law (“DGCL”), stockholders generally are not personally liable for a corporation’s acts or debts.

Voting Rights.  Holders of the Company’s common stock are entitled to one vote per share on each matter to be decided by the Company’s stockholders, subject to the rights of holders of any series of the Company’s preferred stock that may be outstanding from time to time. Pursuant to the Charter, there are no cumulative voting rights in the election of directors. In an uncontested election of directors, each director shall be elected by the affirmative vote of holders of a majority of the votes cast. In a contested election, the directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Dividend Rights and Limitations.  Holders of the Company’s common stock will be entitled to receive ratably any dividends or distributions that the board of directors may declare from time to time out of funds legally available for this purpose.

Dividends and other distributions on the Company’s common stock are also subject to the rights of holders of any series of the Company’s preferred stock that may be outstanding from time to time and to the restrictions in the Company’s credit agreement and indentures.

Liquidation Rights.  In the event of liquidation, dissolution or winding up of the Company’s affairs, after payment or provision for payment of all of the Company’s debts and obligations and any preferential distributions to holders of shares of the Company’s preferred stock, if any, the holders of the Company’s common stock will be entitled to share ratably in the Company’s remaining assets available for distribution.

Miscellaneous.  The board of directors has the power to issue shares of authorized but unissued common stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of the Company’s common stock. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar.  The transfer agent and registrar for the Company’s common stock is Computershare Shareowner Services LLC, 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

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Preferred Stock

The Company’s board of directors has been authorized, subject to limitations provided in the Charter, to provide for the issuance of shares of the Company’s preferred stock in multiple series without any action by our stockholders. No shares of the Company’s preferred stock are currently outstanding. The issuance of shares of preferred stock, the issuance of rights to purchase shares of preferred stock or the possibility of the issuance of shares of preferred stock or such rights could have the effect of delaying or preventing a change in control of the Company. In addition, the rights of stockholders holding common stock will be subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that the Company has issued or may issue in the future.

Restrictions on Ownership and Transfer

To facilitate compliance with the ownership limitations applicable to a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), the Charter contains restrictions on stock ownership and stock transfers.

These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Company’s common stock or otherwise be in the best interest of the Company’s stockholders. All certificates representing shares of capital stock bear legends describing or referring to these restrictions.

For the Company to qualify as a REIT under the Code, the Company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of the Company’s stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). To facilitate compliance with these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect the Company from the consequences of a concentration of ownership among the
Company’s stockholders, the Charter contains provisions restricting the ownership or transfer of shares of the Company’s stock.

The relevant sections of the Charter provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the Charter) may beneficially or constructively own more than 9.8% in value of the aggregate of the Company’s outstanding shares of stock, including the Company’s common stock and preferred stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of the Company’s stock. The Company refers to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by an individual or entity to be treated as owned by another individual or entity. As a result, the acquisition of less than 9.8% in value of the Company’s outstanding stock or less than 9.8% in value or number of the Company’s outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of the Company’s stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of the Company’s outstanding stock or 9.8% in value or number of the Company’s outstanding shares of any class or series of stock.

In addition to the ownership limits, the Charter prohibits any person from actually or constructively owning shares of the Company’s stock to the extent that such ownership would cause any of the Company’s income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

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The board of directors has in the past granted ownership limitation waivers and may, in its sole discretion, in the future grant such a waiver to a person, exempting them from the ownership limits and certain other REIT limits on ownership and transfer of the Company’s stock described above, and may establish a different limit on ownership for any such person. However, the board of directors may not grant a waiver exempting any person whose ownership of outstanding stock in violation of these limits would result in the Company’s failing to qualify as a REIT. In order to be considered by the board of directors for an ownership limitation waiver or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of the Company’s stock will not now or in the future jeopardize the Company’s ability to qualify as a REIT under the Code and must generally agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of the Company’s stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or Internal Revenue Service (the “IRS”) ruling satisfactory to the board of directors with respect to the Company’s qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the waiver or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the Charter, result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of the Company’s total shares of stock or of the shares of a class or series of the Company’s stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of the Company’s stock in excess of such percentage will be in violation of the ownership limits.

The Charter further prohibits:

•                  any person from transferring shares of the Company’s stock if such transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•                  any person from beneficially or constructively owning shares of the Company’s stock if such ownership would result in the Company failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the Company’s stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to the Company immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide the Company with such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company’s qualification as a REIT.

Pursuant to the Charter, if there is any purported transfer of the Company’s stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to the Company’s stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires

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the transfer to the trust. The person that would have owned the shares if they had not been transferred to the trust is referred to herein as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to the Company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to a trustee designated in accordance with the Charter upon demand. The Charter also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Charter, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of the Company’s stock transferred to the trustee are deemed to be offered for sale to the Company or the Company’s designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date the Company accepts, or the Company’s designee accepts, such offer. The Company has the right to accept such offer until the trustee has sold the shares of the Company’s stock held in the trust pursuant to the clauses described below. Upon a sale to the Company, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that the Company paid to the purported transferee prior to the Company’s discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds and extraordinary dividends in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be promptly paid to the charitable beneficiary.

If the Company does not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from the Company of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that the Company paid to the purported transferee before the Company’s discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by the Company that shares of the Company’s common stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by the Company or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the Charter. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by the Company or the trust. If the Company pays any such indemnification or compensation, the Company is entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by the Company and must be unaffiliated with the Company and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary,

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all distributions paid by the Company with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the DGCL, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•                  to rescind as void any vote cast by a purported transferee prior to the Company’s discovery that the shares have been transferred to the trust; and

•                  to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if the Company has already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of the Company’s stock set forth in the Charter, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing the Company to repurchase shares of stock, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer.

From time to time, at the Company’s request, every person that is an owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the Company’s outstanding shares of any class or series of stock, must provide the Company written notice of its name and address, the number of shares of each class and series of stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide the Company with such additional information as the Company may request in order to determine the effect, if any, of such owner’s beneficial ownership on the Company’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of the Company’s stock, and any person (including the stockholder of record) who is holding shares of the Company’s stock for a beneficial owner or constructive owner will, upon demand, be required to provide the Company with such information as the Company may request in good faith in order to determine the Company’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

In addition, certain provisions of the Charter and the Bylaws, as well as the ability of the board of directors to issue shares of the Company’s preferred stock and to set voting rights, preferences and other terms of the Company’s preferred stock, could delay, defer, or prevent a transaction or a change in control of the Company that might involve a premium for holders of the Company’s common stock or might otherwise be in their best interests.

Other Provisions of the Charter and the Bylaws

Advance Notice of Director Nominations and Stockholder Proposals.  The Bylaws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders. A failure to comply with these timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Meetings of Stockholders; Action by Written Consent.  Under the Bylaws, annual and special meetings of stockholders are to be held at a date and time as determined by the board of directors. Special meetings of the stockholders may only be called by a majority of the board of directors. At any meeting of stockholders, only business that was properly brought before the meeting will be transacted. The Bylaws also provide that a majority of votes cast by the shares present in person or represented by proxy at any meeting of stockholders and entitled to vote thereat shall decide any question (other than the election of directors) brought before such meeting, except in any case where a larger vote is required by the DGCL, the Charter, the Bylaws or otherwise. In addition, the

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stockholders do not have the authority to call a special stockholder meeting or to take action by unanimous or partial written consent in lieu of an annual or special meeting.

Removal of Directors.  The Bylaws provide that any or all of the Company’s directors may be removed at any time, either with or without cause, by a vote of the Company’s stockholders at a special meeting called for that purpose; provided, however that a vote of a majority of the shares outstanding and entitled to vote is required to effect any such removal. This provision may delay or prevent the Company’s stockholders from removing incumbent directors.

The provisions described above and certain statutory anti-takeover provisions could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Exclusive Forum Bylaw.  The Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for the adjudication of certain disputes involving the Company, including, without limitation, any derivative action or proceeding brought on behalf of the Company.

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